Filed Pursuant to Rule 424(B)(3)
Registration No. 333-116937

Supplement to
Offer to Exchange
up to
$155,000,000 9 1/8% Senior Subordinated Notes due 2012
for
$155,000,000 9 1/8% Senior Subordinated Notes due 2012
that have been
Registered under the Securities Act of 1933

December 22, 2004

The exchange offer expires at 5:00 p.m., New York City time, on January 6, 2005, unless extended.
We do not currently intend to extend the exchange offer

        This supplement to exchange offer prospectus is being furnished to supplement the exchange offer prospectus, dated December 6, 2004, of Concentra Operating Corporation. You should read this supplement, the exchange offer prospectus and the related letter of transmittal attached as Annex A to the exchange offer prospectus before deciding to tender any 9 1/8% Senior Subordinated Notes due 2012 in the exchange offer.

Recent Developments

        The information below is added in a new section of the exchange offer prospectus entitled "Summary—Recent Developments."

        During December 2004, one of our significant group health network services customers informed us that, during 2005, it intends to transition a majority of the services that we currently provide to it to an internal department. This customer provided us with approximately $12.3 million in revenue from the affected services during the nine months ended September 30, 2004.